Exhibit 14.1

                                     [LOGO]

                      SAFETY COMPONENTS INTERNATIONAL, INC.
                                AND SUBSIDIARIES

                                 Code of Ethics
                                       and
                                Business Conduct

                                 (Policy Guide)

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TO:       All Employees of Safety Components International, Inc. ("SCI") and its
          Subsidiaries

SUBJECT:  Code of Ethics and Business Conduct Policy Guide

            Attached is SCI's Corporate Code of Ethics and Business Conduct ("Policy Guide"). SCI has created this Policy Guide to assist its employees in complying with all laws, regulations and standards of conduct that apply to the Company or its products. Please read this Policy Guide carefully. It must be followed by all employees so that all Company business is conducted in accordance with the highest standards of honesty and integrity. Although no policy can cover every possible situation, the guidelines contained in the Policy Guide provide a road map of the legal and ethical principles that should govern each SCI employee's conduct. Specifically, the Policy Guide details:

            o appropriate business conduct vis-a-vis customers, suppliers, government agencies, officials, employees, and competitors;

            o     restrictions on personal securities trading;

            o     compliance with the Foreign Corrupt Practices Act;

            o     compliance with antitrust laws;

            o     avoidance of conflicts of interest;

            o maintenance of the confidentiality of information and the importance of honesty and fairness;

            o appropriate responses to press, regulatory and other inquiries; and

            o civil and criminal penalties for regulatory and legal violations.

            Each SCI employee is asked to sign the enclosed form (Last page of this policy) as acknowledgement, confirming that such employee will comply with the policy guide in the course of her or her employment with SCI.


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                    CORPORATE BUSINESS CONDUCT POLICY GUIDE:

                       CODE OF ETHICS AND BUSINESS CONDUCT

1.    Code of Ethics

      It is the policy of SCI (together with its subsidiaries, "SCI" or the "Company") to manufacture and sell only products that are safe, of high quality, and otherwise fully in compliance with all applicable legal requirements. Further, it is SCI's policy to comply fully with all laws, regulations, and standards of conduct that apply to it or its products, in every jurisdiction in which SCI does business. All SCI employees shall conduct SCI's business in accordance with the highest standards of honesty and integrity. SCI employees shall not have any business or other affiliations or arrangements that create a real or apparent conflict with the loyalty they owe to SCI and their colleagues at SCI. SCI employees shall make only true and accurate statements and representations in SCI records or to government agencies, suppliers, customers, the press, and the general public.

      It is SCI's policy that its worldwide operations be conducted according to the highest standard of business integrity and that its employees shall not engage in activities that might conflict with their responsibilities to SCI. This Corporate Business Conduct Policy Guide ("Policy Guide") contains guidelines that are intended to assist employees in making decisions on behalf of SCI and in avoiding conflicts of interest. No guidelines can be all-inclusive, however, and responsibility for proper conduct rests with each employee. There is no substitute for personal integrity and good judgment. An employee faced with making a decision in a difficult situation should consider whether such employee would feel comfortable if the decision became public knowledge. If the decision could be criticized from a legal or ethical standpoint, the decision probably is incorrect.

      This Code of Ethics and Business Conduct policy was adopted by the Board of Directors of SCI and is effective for all employees.

2.    Persons Covered

      All SCI employees are covered by the Policy Guide. With regard to personal securities trading and certain other matters, the Policy Guide also applies to spouses, family members and others who live in their households. In particular, SCI employees may not do indirectly through a family member what they cannot do directly. Therefore, all references in the Policy Guide to SCI employees include such individuals as well as, where appropriate, their immediate families.


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      Because this important Policy Guide applies to all employees, each employee must read it carefully. Each SCI employee will be asked to confirm in writing that he or she will comply with this Policy Guide. Attached to this Policy Guide is the form of acknowledgment each employee will be required to sign. Please read it carefully. In addition, SCI will periodically circulate notices reminding all employees of their obligations under the Policy Guide.

      Employees should not hesitate to ask their supervisor or a more senior manager if they have questions concerning this Policy Guide. The President or general manager of any SCI division or subsidiary ("Division Head") or any corporate officer may be consulted regarding interpretation or applicability of this Policy Guide in general, or with regard to a specific situation. While it is not possible to describe every situation that may violate this Policy Guide, the Company deems the following guidelines to be particularly important.

3.    Business Conduct

      A.    Payments to Customers or Suppliers

      No effort may be made, directly or indirectly, to influence improperly a SCI customer or supplier. The payment of bribes, payoffs, kickbacks or other benefits that may improperly influence business relationships between SCI and its customers or suppliers is prohibited. Such conduct is illegal and may violate state and federal criminal laws.

      B.    Payments to Government Officials or Employees

      Corporate funds or other assets may not be paid or furnished, directly or indirectly, to a government official, employee or politician for the purpose of obtaining or maintaining business on behalf of SCI or any of its subsidiaries. Such conduct is illegal and may violate state and federal criminal laws, including the Foreign Corrupt Practices Act (discussed below).

      C.    Political Contributions

      No corporate funds or other assets may be paid or furnished, directly or indirectly, to a political party or political candidate or incumbent, except if legally permissible and if approved in advance by the Company. All requests must be presented in writing to the Corporate Secretary. No political contributions by individual employees may be made in the name of SCI or be reimbursed by it, directly or indirectly.

      D.    Gifts and Entertainment

      Gifts, favors or entertainment may not be provided by or on behalf of SCI to a customer, supplier, government employee or other person or organization, unless all of the following criteria are met:


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      o     The item is consistent with the normal and accepted business ethics of the country in which it is provided;

      o It does not violate the laws of the United States or the country in which it is provided (see discussion of Foreign Corrupt Practices Act below);

      o     It is reasonable and not excessive;

      o It cannot, in the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback; and

      o     Public disclosure of it would not embarrass SCI.

In no circumstances may gifts be made of cash or cash equivalents. Gift certificates, however, may be given if they are reasonable, comply with the foregoing standards, and are properly documented and approved in writing by any two of the following: a Division Head, any Executive Vice President or the President.

      E.    Payments Outside Recipient's Domicile Or Resident Country

      Payment by SCI of salaries or amounts for goods or services that is to be made outside the domicile or resident country of the recipient must be reviewed and approved in advance by SCI's Executive Vice President-Finance and Administration.

      F.    Agents, Brokers and Consultants

      Payments to agents, brokers, consultants, professionals or other parties representing SCI must be limited to reasonable compensation for services rendered plus reimbursement for legitimate expenses incurred. Contracts entered into with such parties must disclose fully the fees to be paid and the services to be rendered. No such party may be engaged by SCI to make payments or take action that would be in conflict with any provisions of this Policy Guide.

      G.    Accounting Procedures

      All transactions must be properly recorded on SCI's books and records. No unrecorded bank accounts, corporate funds or assets may be maintained, and all entries made in any corporate books or records must be accurate and comply with SCI's policies and procedures.

      H.    Documentation

      Corporate funds may not be paid with the intent or understanding that any part of such payment is to be used for a purpose other than that described by the documents supporting such payment.


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      I.    Compliance With Laws

      It is SCI's policy to comply with the laws of all jurisdictions in which it does business. Therefore, it is each employee's responsibility to ensure that SCI's business is conducted in a manner that complies with governmental regulations; antitrust laws (see discussion below); environmental laws; exchange and import/export controls; workplace safety laws; equal employment opportunity laws; securities laws (see discussion below); tax laws; and all other laws and regulations of the United States and other jurisdictions that may be applicable to its business.

      J.    International Boycotts

      Several United States laws prohibit cooperation with certain international country boycotts. Penalties apply even for failure promptly to report any requests for boycott-related information or action. The boycott laws are extremely complex, and any request received by SCI that could possibly fall within the context of a boycott law (such as a request to refrain from doing business in a particular country) should be brought to the immediate attention of SCI's Corporate Secretary before any response is made to the request.

4.    Foreign Corrupt Practices Act

      The Foreign Corrupt Practices Act (the "FCPA") prohibits any SCI employee from, directly or indirectly, paying or giving (or offering or promising to pay or give) any funds or anything of value to any foreign official or other "Covered Person" (as defined below) for the purpose of (a) influencing any act or decision of the Covered Person in that person's official capacity, (b) inducing the Covered Person to do or omit to do any act in violation of that person's lawful duty, or (c) inducing the Covered Person to use his, her or its influence with a foreign government or instrumentality to affect or influence any act or decision of that government or instrumentality. The FCPA also prohibits paying or giving funds or anything of value to any person while knowing that all or a portion thereof will be forwarded to a Covered Person for a purpose proscribed by the FCPA.

      For purposes of the FCPA, "foreign" means outside of the United States. "Covered Person" includes any foreign official (which includes, without limitation, an officer or employee of any foreign government of any governmental department, agency or instrumentality or any government owned or controlled enterprise or any person acting in an official capacity for or on behalf of such governmental department, agency, instrumentality or enterprise), foreign political party, foreign party official or candidate for foreign political office.

      Facilitating payments in nominal amounts may be requested by low-ranking government employees outside the United States regarding their performance of routine, non-discretionary functions or services which they are obliged to perform as part of their


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responsibilities but which they may delay or refuse to perform unless compensated. Examples of such services would be the issuing of visas or customs documents. Such payments are discouraged, but if absolutely necessary should be made only after consultation with a Division Head or any corporate officer. Any such payments must be accounted for properly in the corporate books and records.

5.    Conflicts of Interest

      A.    Gifts and Entertainment

      No employee may accept a gift, favor or entertainment from a customer, vendor or other person or organization in connection with SCI's business unless all of the following criteria are met:

      o The item is consistent with the normal and accepted business ethics of the country in which it is provided;

      o It does not violate the laws of the United States or the country in which it is provided (see discussion of Foreign Corrupt Practices Act above);

      o     It is reasonable and not excessive;

      o It cannot, in the surrounding circumstances, be reasonably construed as a bribe, payoff or kickback; and

      o     Public disclosure of it would not embarrass SCI.

In no circumstances may gifts of cash or cash equivalents be accepted.

      NOTE: 1. Tickets to concerts, sporting events, shows, and fund raising events may be accepted by employees and are generally not considered gifts, but must be reasonable and are subject to the above criteria. Tickets may not be used for resale.

            2. Trips and symposiums offered by customers or vendors may be attended by employees, if such are offered in the context of a group session with other similar suppliers or purchasers in attendance as guests, are reasonable and meet the above criteria.

      B.    Acting Against Company Interests

      No employee may take personal advantage of, or make available to others, any business opportunity in which it is known or could reasonably be known that SCI might be interested, such as a purchase of real estate, a company, a license or other property, or any interest in a firm or product in which SCI is known to have an interest in acquiring.


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In no event may an employee deal for his or her own account in products sold or services performed by SCI.

      C.    Outside Employment

      An employee may not engage in employment outside SCI if such employment
(1) is with an entity that competes with SCI or provides services or assistance to a competitor, or (2) interferes with the employee's assigned duties with SCI. Examples of such interference include outside employment that requires the use of SCI time or facilities or impairs the employee's ability to give full attention to his or her position with SCI during normal working hours.

      D.    Outside Directorships and Investments

      An employee serving as a director of, or having a business or financial interest in, a firm having current or prospective dealings with SCI (such as a competitor, customer, supplier, landlord, tenant, or merger/acquisition candidate) must disclose that fact in writing to the Corporate Secretary so that it may be determined whether the situation presents a conflict of interest. The business or financial interests of members of an employee's family living with the employee also shall be considered to be the financial interests of the employee. Any subsequent approval to continue or engage in such outside directorship or investment must be made in writing. The Company will presume that ownership of not more than one percent (1%) of a publicly traded company's securities (other than SCI) does not involve a conflict of interest and need not be disclosed.

      E.    Government Service

      While service by employees in government positions is encouraged, in some cases such service may present a conflict of interest. If election or appointment to such a position is anticipated, the employee must request the written approval of his or her supervisor. An employee holding a government office should abstain from any vote or decision that involves SCI's interest.

6.    Confidentiality of Inside Information

      SCI personnel and each person affiliated with SCI must maintain the confidentiality of information belonging or relating to SCI and its business or relating to others and obtained through a relationship with SCI. Adhering to this principle is a condition of continued employment. Section 10 of this Policy Guide contains a discussion of "material information" in the context of "insider trading" and "tipping" provisions of the securities laws.

      The information that must be kept confidential by SCI personnel is much broader, however. Confidential information also includes any information not generally known about SCI's business (such as, but not limited to, unpublished financial data, marketing,


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financial or other plans, customer or vendor lists, sales reports, price lists, blueprints, formulas, manufacturing processes, inventions, product development information or other proprietary data). Misuse of information entrusted to or made available to an employee by SCI or by other persons with whom SCI has a relationship is inappropriate as a business practice and could lead to civil and criminal prosecution of the individuals involved under various state and federal laws.

      In addition to using your own judgment, you should take the following actions to preserve the confidentiality of SCI information:

      o Do not discuss or disclose confidential information in public places where you can be overheard such as elevators, hallways, restaurants, airplanes or taxicabs. Discussions relating to confidential information with persons entitled to that information should be confined to closed offices or other secure locations.

      o Do not read confidential documents in public places or discard them where they can be retrieved by others. Do not leave confidential documents in unattended conference rooms or where visitors can see them. Confidential information sent to others within or outside SCI should be placed in sealed envelopes.

      o Be aware that voices carry and that conversations conducted on speaker telephones in offices and on car or airplane telephones may be overheard easily.

      o Be aware that conversations about where SCI personnel are traveling or the presence of certain visitors in the office may reveal confidential information.

      o Avoid sending or receiving confidential information by fax machines located in hotels, airport lounges, or the offices of third persons.

      o Under no circumstances are employees to provide confidential SCI documents or information (including documents relating to SCI's customers, competitors or suppliers) to third parties without the express consent of their supervisor.

      The above list gives examples of steps designed to insure confidentiality. In some situations, other steps may be necessary. Each employee is responsible for taking whatever practical steps are appropriate to preserve the confidentiality of information.

      In signing the acknowledgment page of this Policy Guide, you agree that you will not, during or after your employment, disclose (other than in the proper performance of your duties as a SCI employee) any information, knowledge, data or property that you have obtained or developed as a SCI employee concerning SCI's business. You also


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agree that all analyses, charts, drawings, reports and other documents prepared by you or inventions or ideas developed or discovered by you in the course of your employment shall be SCI's property. Upon termination of your employment you will return all SCI documents (including data and documents on computer disks) and all copies thereof to SCI.

7.    Honesty

      No employee shall commit or contribute to acts of dishonesty against SCI such as fraud, theft, embezzlement or misappropriation of corporate assets. Employees are encouraged to report suspected problems to the Corporate Auditor and will be protected against retaliation. In addition to appropriate disciplinary action, a criminal complaint will be filed against the offending employee if the evidence and circumstances so warrant.

8.    Competition and Competitive Products

      It is SCI's policy to sell its products on their merits. SCI employees, representatives and agents should not falsely disparage or make unfair negative comments about its competitors or their products and services. See also Section 11: Antitrust Laws.

9.    Responding to Inquiries From the Press, Regulatory Bodies and Others

      If someone outside the Company (such as the news media or a securities analyst or investor) asks you questions, either directly or through another person, do not attempt to answer them. You should obtain the name of the person making the inquiry and immediately notify the Corporate Secretary. If you have any questions regarding this policy, you should contact the Corporate Secretary for clarification.

      Do not discuss confidential information or acknowledge its existence, even to persons from governmental or self-regulatory bodies, unless there is a legal obligation to do so. Simply and politely inform the inquirer that Company policy requires that he or she be referred to the Corporate Secretary.

10.   Improper Trading in Securities

      The "insider trading" provisions of the securities laws prohibit the trading of securities based upon material, non-public information. Because of the severity of the penalties provided by law and the potential for damage to SCI's good name and reputation as a result of such unlawful trading, these legal prohibitions are summarized below. This focus on insider trading should not, however, obscure SCI's commitment to compliance with the requirements of all applicable state, federal and foreign securities and commodities laws.


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A.    General prohibitions

      United States and foreign securities laws, as well as SCI policy, prohibit employees from trading securities, whether SCI's or those of other companies (for example, a customer, a supplier, or the subject of a possible acquisition), on the basis of material, non-public information, or providing such information to others who trade.

      The law prohibits an insider, who is anyone with a special relationship to a company (such as an employee), from trading in any securities of that company on the basis of material, non-public information or directly or indirectly disclosing such information to another person (a "tippee") who uses it for trading purposes regardless of whether the "tippee" is related to the insider or is an entity (e.g., a trust) in which the insider has an interest, or is merely a friend or acquaintance, unless and until such information has been disclosed and absorbed by the investing public.

      For purposes of this Policy Guide, the term "material information" should be broadly interpreted to include any information -- whether positive or negative -- that, if publicly disclosed, might have an effect on the market for a company's securities generally, or any information that an investor might consider important in deciding whether to buy, sell, or hold securities. Examples of such information about SCI include: financial results (especially earnings estimates) or operating results; internal financial projections (especially those that vary from publicly stated financial projections); important new contracts or changes in contractual relationships or loss of business; an important new product or service or disappointing results concerning a new product or service; an important development related to a pending application for regulatory approval to market a new product; significant shifts in operating or financial circumstances; significant changes in the business prospects of customers, competitors or suppliers; actual or proposed capital expenditures that vary substantially from those included in public projections for the relevant period; a proposal, negotiation or agreement for a joint venture or the termination thereof; proposals, negotiations or agreements for corporate acquisitions or the sale of existing operations; the initiation or resolution of significant litigation or a significant litigation development; a change or important development in company management; a government investigation; a significant contingent liability; or any other event that would be expected to affect the value in the market of a company's securities.

      A person with material, non-public information may trade only when he or she is certain that official announcements of the material information have been sufficiently publicized (i.e., through issuance of company press releases or through public filings) so that the public has had the opportunity to evaluate the information.

      The most dangerous time to engage in a purchase or sale of a company's securities would be shortly in advance of the public release by it of important information, such as quarterly or year-end results on other important news, while the safest time would be the period shortly following the release and publication of such information (always assuming that the employee is not aware of other undisclosed material information).


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However, even after a company has released such information, it is important to be sure that sufficient time has elapsed to enable the information to be disseminated to and considered by investors. If there is any question about the propriety of an employee's proposed trading, that employee must consult SCI's Corporate Secretary before trading.

      B.    Penalties for Insider Trading

      The seriousness of insider trading is reflected in the penalties it carries. Both a company itself and its individual directors, officers or employees may be held liable. Insider trading may result in serious criminal penalties of up to $1,000,000 or more in fines and imprisonment, or both, if the trading is found to involve a willful violation of the law.

      The Securities and Exchange Commission (the "SEC") also has the authority to seek disgorgement, a civil penalty of up to three times the amount of profit gained or loss avoided by insider trading from the violator and an injunction against future violations. The SEC also may impose liability on a company and any "controlling person" of an insider trading violator for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided by insider trading if the company or a "controlling person" is found to have recklessly disregarded the likelihood that a controlled person would engage in a violation and failed to take steps to prevent the action before it occurred. The SEC is authorized to pay rewards of up to ten percent (10%) of a penalty recovered to persons providing information leading to the imposition of a penalty. Finally, private parties also may bring actions against any person purchasing or selling a security while in the possession of material, non-public information.

11.   Antitrust Laws

      The discussion that follows is designed to familiarize you with the United States antitrust laws. You should be aware that many foreign countries (including the European Community and most of its member countries, and others) have their own antitrust laws which must be complied with when their markets would be affected. This presentation is, of necessity, only a general guide.

      It is important to be sensitive to the types of issues that may be violations of the antitrust laws. Should you become aware of any situation that may raise questions under the antitrust laws, contact SCI's Corporate Secretary immediately.


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      A.    Overview

      Among other things, the antitrust laws prohibit contracts, combinations or agreements that unreasonably restrain trade. Agreements among competitors with respect to prices and other terms and conditions of sale may be unlawful "per se," that is, they may be considered to be illegal without regard to the business purpose for that agreement. To be unlawful, there does not necessarily have to be a formal agreement. Informal, oral agreements and understandings have been found to be agreements prohibited by the antitrust laws.

      B.    Specific Practices Prohibited by the Antitrust Laws

      o Price-fixing. Agreements between competitors to raise, lower or stabilize prices, or to set maximum or minimum prices, or agreements concerning terms and conditions of sale that affect price, may be unlawful per se. Negotiations and agreements between buyer and seller or between supplier and customer that are part of a bona fide transaction do not violate the antitrust laws. Agreements setting or restricting the prices at which a purchaser may resell can involve a violation of the prohibition against price fixing.

      o Market Allocations. Agreements among competitors to allocate markets, customers or business opportunities likely will violate the antitrust laws.

      o Group Boycotts/Concerted Refusals to Deal. The antitrust laws permit a company, acting alone, to select the persons with whom it will and will not do business. However, when two or more companies agree not to do business with another person, that agreement may violate the antitrust laws.

      o Monopolization and Attempts and Conspiracies to Monopolize. The antitrust laws prohibit monopolizing (or attempting or conspiring to monopolize) the market for a particular product. Defining a product market for purposes of the antitrust laws is a complex issue. Merely possessing significant market power or market share is not illegal; a violation may occur, however, when a person with monopoly or near-monopoly power engages in unfair or predatory conduct with the purpose or effect of maintaining or increasing that market power.

      o Tying. A tying arrangement is an agreement by a party to sell one product or service but only on the condition that the buyer also purchase a different product or service. Such an arrangement may violate the antitrust laws, and may be unlawful per se.

      o Reciprocity. It also may violate the antitrust laws for a buyer to condition his or her purchases from another person on that person making purchases from the first person. It is not unlawful, however, for a person to transact business with a present or potential customer, even if done for the purpose of inducing that customer to transact


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other business. What can make the conduct unlawful is the attempt to coerce the customer to engage in reciprocal business.

      o Restrictions on Resale. Restrictions on resale raise antitrust concerns. Restrictions, particularly those that relate to price terms, may be illegal.

      C.    Enforcement of the Antitrust Laws

      In the United States, the antitrust laws constitute both civil and criminal laws. Their violation could expose you, and perhaps the Company, to criminal penalties.

      Furthermore, any person or class of persons injured by reason of a violation of the antitrust laws may recover three times the amount of their actual damages, plus costs and attorneys' fees. Antitrust suits have often resulted in multi-million dollar judgments or settlements.

      Violations also may result in court orders that will restrict the way you and the Company can do business. Violations also may cause agreements entered into unlawfully to be unenforceable in court.

12.   Fair Employment Practice

      All SCI employees are entitled to be treated with respect and to be free of conduct that is offensive, hostile, intimidating or inconsistent with their personal dignity and rights. Any form of sexual harassment in the workplace or behavior inconsistent with SCI policies and practices will not be tolerated. Any person affiliated in any way with the Company who is found to have acted in violation of this policy may be subject to appropriate disciplinary action including reprimand, discharge, or prosecution (where warranted) under appropriate state and federal laws.

      Employees are treated without regard to race, color, religion, sex, national origin, age, marital or veteran status, medical condition or handicap, or any other legally protected status. Any employee who feels that he or she has been subject to discrimination on the basis of any legally protected status or who has been subject to any behavior or conduct that is offensive should discuss the matter with his or her Division Head or a corporate officer. All such matters will be discussed and handled confidentially. Employees are encouraged to bring to the attention of the Company any conduct by superiors, co-workers, clients or any person or persons associated with SCI that is discriminatory or disrespectful of their dignity.

13.   Sexual Harassment

      It is SCI's policy that sexual harassment of employees or applicants for employment in any form will not be tolerated. Sexual harassment includes unwelcome sexual advances, requests for sexual favors, and other verbal, visual, or physical conduct of a sexual nature. Sexual harassment also includes, but is not limited to, unwelcome


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sexual flirtations, advances or propositions, verbal abuse of a sexual nature, subtle pressure or requests for sexual activities, unnecessary touching of an individual, graphic verbal commentaries about an individual's body, sexually degrading words used to describe an individual, a workplace display of sexually suggestive objects or pictures, sexually explicit or offensive jokes, or physical assault.

      No SCI employee shall threaten or insinuate, either explicitly or implicitly, that an employee's or applicant's refusal to submit to sexual advances will adversely affect that person's employment, work status evaluation, wages, advancement, assigned duties, shifts, or any other condition of employment or career development. Similarly, no employee shall promise, imply, or grant any preferential treatment in connection with another employee or applicant engaging in sexual conduct.

      Any employee who feels that he or she is a victim of sexual harassment by any supervisor, management official, other employee, client, or any other person in connection with his or her employment should bring the matter to the immediate attention of his or her Division Head or a corporate officer. Any questions about this policy or potential sexual harassment also should be brought to the attention of a Division Head or a corporate officer. SCI will promptly investigate all allegations of sexual harassment in a confidential manner and will take appropriate corrective action if warranted.

      Following an investigation, any employee who is determined to have engaged in sexual harassment in violation of this policy will be subject to appropriate sanctions, up to and including termination.

14.   Alcoholic Beverages and Drug Abuse

      The possession, use, sale or purchase of alcoholic beverages and non-prescribed controlled substances by employees is prohibited at all times during working hours and on the Company's premises. Employees found to be in violation of this policy may be discharged immediately.

      Where it is suspected that the abuse of drugs or alcohol is contributing to an employee's unsatisfactory performance, the Company may recommend counseling and treatment. Failure by the employee to improve and sustain a satisfactory level of performance may result in termination of employment by SCI.

15.   Implementation

      All United States and international managers shall, within their areas of responsibility, be responsible for explanation of this Policy Guide so as to assure employee knowledge and compliance. Managers are also responsible for enforcement of this Policy Guide within their areas of responsibility. Written certification concerning Policy Guide compliance will be periodically required from those employees so designated by the Chairman of the Board and/or President of SCI.


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      Any actual or contemplated conduct that an employee discovers and which he or she reasonably believes may constitute a violation of this Policy Guide must be promptly reported to a Division Head or a corporate officer.

16.   Enforcement

      Violation of this Policy Guide may result in disciplinary action, including termination of employment. Legal proceedings may also be commenced, if necessary, to recover the amount of any improper expenditures, any profits realized by the offending employee, and any financial detriment sustained by SCI. In appropriate circumstances, violations of this Policy Guide will be reported to the applicable authority.

17.   Application

      This Policy Guide applies to employees of SCI and all of its subsidiaries.


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

                        ACKNOWLEDGMENT OF COMPLIANCE WITH
                                  POLICY GUIDE

      I have read Safety Components International, Inc.'s (SCI's) Code of Ethics and Business Conduct Policy Guide dated ________, ____, which, among other things, sets forth the obligations of SCI personnel to (1) maintain the confidentiality of information, (2) refrain from trading securities on the basis of material, non-public information or from "tipping" others concerning such information, (3) comply fully with the rules and regulations of government agencies, (4) comply with the Foreign Corrupt Practices Act, the antitrust laws and other state and federal laws, and (5) conduct SCI's business in accordance with the highest standards of honesty and integrity.

      I will adhere to the policies set forth in the Policy Guide for the duration of my employment with SCI or with any of its subsidiaries.


                                                                     [Signature]

                                                                    [Print Name]

                                                                          [Date]


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